Exhibit 11.1  Computation of Per Share Earnings

                                                           For the Three Months Ended    For the Nine Months Ended
                                                                 September 30,                 September 30,
                                                          ----------------------------  ----------------------------
                                                               1998           1997           1998          1997
                                                          -------------  -------------  -------------  -------------
Weighted average common stock .........................      7,916,148      5,929,873      7,896,767      5,825,632
Weighted average common stock equivalents .............        264,020        227,247        301,374        197,479
                                                          -------------  -------------  -------------  -------------

Weighted average common stock and equivalents .........      8,180,168      6,157,120      8,198,141      6,023,111
                                                          -------------  -------------  -------------  -------------

Net income ............................................    $   885,489    $   751,146    $ 4,729,202    $ 2,804,191
                                                          -------------  -------------  -------------  -------------

Net income per share - Basic ..........................    $      0.11    $      0.13    $      0.60    $      0.48
                                                          -------------  -------------  -------------  -------------
Net income per share - Diluted ........................    $      0.11    $      0.12    $      0.58    $      0.47
                                                          -------------  -------------  -------------  -------------

                                      32